EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, entered into as of the 20th day of September, 2006, by and between CHEMUNG CANAL TRUST COMPANY (the "Bank"), a New York banking corporation having an office located at One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902-1522, and RONALD M. BENTLEY, residing at 30 Springfield Drive, Voorheesville, New York 12186 (the "Executive"),

W I T N E S S E T H T H A T :

WHEREAS, Executive serves the Bank as its President and Chief Operating Officer, and

WHEREAS, the Bank desires to set forth the severance benefits Executive would receive in the event of a termination of Executive's employment following a "Change of Control";

NOW, THEREFORE, to assure Bank of Executive's continued dedication and to induce Executive to remain and continue in the employ of Bank, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bank and Executive hereby agree as follows:

1. CHANGE OF CONTROL: This Agreement shall become operative only when and if there has been a "Change of Control" of Bank. A Change of Control of Bank shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act") or such item thereof which may hereafter pertain to the same subject, provided that, and notwithstanding the foregoing, a Change of Control shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Bank representing twenty percent (20%) or more of the combined voting power of Bank's then outstanding securities, or (ii) during any period of two (2) consecutive years individuals who at the beginning of such period constituted the Board of Directors of Bank cease for any reason to constitute at least a majority thereof, unless the election of each Director, who was not a Director at the beginning of the period, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the period.

2. TERMINATION: If a Change of Control of Bank shall have occurred, this Agreement shall continue in full force and effect unless and until terminated in accordance with the provisions herein. If, after such a Change of Control shall have occurred, Executive's employment is involuntarily terminated, or Executive terminates Executive's employment during the first twelve (12) months following a Change of Control, or for Good Reason, then Executive shall be entitled to receive the payments specified herein to be paid upon termination, unless such termination is for Cause.

(i) Bank may terminate Executive's employment for Cause. For the purposes of this Agreement, Bank shall have "Cause" to terminate Executive's employment hereunder because of Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or a final cease-and-desist order issued by the New York State Banking Department or other regulator. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Bank, provided that any act or omission to act on Executive's behalf in reliance upon an opinion of counsel to Bank or counsel to the Executive shall not be deemed to be willful. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a certification by two-thirds (2/3) of the non-officer members of the Board of Directors of Bank finding that, in the good faith opinion of such members of the Board of Directors, Executive was guilty of conduct which is deemed to be Cause within the meaning of the first sentence of this paragraph and specifying the particulars thereof in detail, and after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before such majority.

(ii) Executive may terminate Executive's employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(a) The assignment of duties to Executive by Bank, which (i) are materially different from Executive's duties immediately prior to the Change of Control, or (ii) result in Executive having significantly less authority and/or responsibility than Executive had as an executive officer of Bank prior to the Change of Control, without Executive's express written consent;

(b) The removal of Executive from or any failure to re-elect Executive to the aforesaid position(s), except in connection with a termination of Executive's employment by Bank for Cause or by reason of Executive's disability;

(c) A reduction by Bank of Executive's base salary, as in effect on the date of the Change of Control or as the same may be increased from time to time thereafter;

(d) The failure of Bank to provide Executive with substantially the same fringe benefits (including paid vacations) that were provided to Executive immediately prior to the Change of Control or with a package of fringe benefits that, though one (1) or more of such benefits may vary from those in effect immediately prior to such Change of Control, is substantially comparable in all material respects to such fringe benefits taken as a whole; or

(e) The decision to relocate Executive's place of employment more than twenty-five (25) miles away from Executive's place of employment immediately prior to the Change of Control.

(f) The failure of Bank to obtain the assumption of and agreement to perform this Agreement by any successors as contemplated in Paragraph 4(ii) hereof.

(iii) Notwithstanding the provisions of Paragraphs 2(i) and 2(ii), following a Change of Control Bank may terminate Executive's employment without Cause at any time in any otherwise lawful manner, subject to Bank's providing to Executive the payments and benefits specified in Paragraph 3(ii).

(iv) Executive may terminate Executive's employment at any time after a Change of Control, but, if such termination is not within the first twelve (12) months following a Change of Control, or for Good Reason, or Good Reason is alleged but ultimately determined, pursuant to Paragraph 2(vi), to be not justifiable, then upon and after such termination date Executive shall be entitled to the payments and benefits from Bank specified in Paragraph 3(iii) of this Agreement.

(v) Termination, either by Bank, pursuant to Paragraph 2(i) or 2(iii) above, or by Executive, pursuant to Paragraph 2(ii) or 2(iv) above, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and, except for a termination pursuant to Paragraph 2(iii) or 2(iv), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(vi) "Date of Termination" shall mean the date specified in the Notice of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, provided that, if within thirty (30) days after any Notice of Termination is given, pursuant to Paragraph 2(i) or 2(ii), the party receiving such Notice of Termination notified the other party that a dispute exists concerning the termination, then, pending the resolution of any such dispute, Bank shall continue to pay Executive the same base salary, as and when due and payable, and provide Executive with the same or substantially comparable fringe benefits that Executive was paid and provided immediately prior to the delivery of the Notice of Termination. If a termination by Bank, pursuant to Paragraph 2(i) above, is challenged by Executive and the termination is ultimately determined to be justified or a termination by Executive, pursuant to Paragraph 2(ii) above, is challenged by Bank and the termination is ultimately determined not to be justified, then fifty percent (50%) of all sums paid by Bank to Executive, pursuant to this Paragraph 2(vi), plus fifty percent (50%) of the cost to Bank of providing Executive such fringe benefits, from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by Executive to Bank; provided, however, that nothing herein shall be deemed to relieve Bank of its obligation to make payments to Executive, pursuant to Paragraph 3(iii), in the event that a termination by Executive, pursuant to Paragraph 2(ii), is challenged by Bank and the termination is ultimately determined not to be justified. Should it ultimately be determined that a termination by Bank, pursuant to Paragraph 2(i) above, was not justified or that a termination by Executive, pursuant to Paragraph 2(ii) above, was justified, then Executive shall be entitled to retain all sums paid to Executive pending the resolution of such dispute and Executive shall be entitled to receive, in addition, the payments and other benefits provided for in Paragraph 3(ii), and the Date of Termination shall be the date on which the dispute is finally settled, either by mutual written agreement of the parties or by arbitration. Further and notwithstanding the reason for termination, unless the Board of Directors, by a vote of three-fourths (3/4) of the entire Board, determines that the Executive has acted in bad faith, Bank shall reimburse Executive for Executive's reasonable attorneys' fees.

3. TERMINATION PROVISIONS:

(i) If Executive's employment shall be terminated for Cause, pursuant to Paragraph 2, and if such termination is challenged by Executive and the challenge is resolved in favor of Bank, Bank shall have no further obligation to Executive.

(ii) If within twelve (12) months of a Change of Control, Executive shall terminate Executive's employment, or if within two (2) years after a Change of Control of Bank (1) Bank shall terminate Executive's employment other than in accordance with the provisions of Paragraph 2(i) hereof, or (2) Executive shall terminate Executive's employment, pursuant to Paragraph 2(ii) hereof, at any time during the period beginning with a Change of Control and ending two (2) years after the Change of Control, then

(a) On or before Executive's last day of employment with Bank, Bank shall pay to Executive, as compensation for services rendered to Bank, a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two point ninety-nine (2.99) times the highest annual compensation paid to Executive by Bank for any of the two (2) calendar years ending with the year of Executive's termination. For purposes of this Paragraph 3(ii), highest annual compensation shall include only base salary and cash bonuses paid to Executive.

(b) In addition to the benefits to which Executive is entitled under the retirement plans or programs of Bank in effect as of the date first above written or any successor plans or programs in effect on the Date of Termination of Executive's employment, Bank shall pay Executive a cash amount equal to the value of the current year plus two (2) additional full years of contribution to the Bank's retirement plans determined as if the Executive were still employed and based upon the Executive's base salary rate in effect on the Date of Termination.

(c) Bank shall maintain in full force and effect, for the continued benefit of Executive, for a three (3) year period after the Date of Termination, all employee benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Bank shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs.

(d) If at the time Executive's employment terminates, he is not one hundred percent (100%) vested in Bank's retirement plans, Executive shall be given a lump sum equal to the actuarial difference between his vested account balances or his accrued benefit, as the case may be, and such balances and accrued benefit if Executive were one hundred percent (100%) vested. The Internal Revenue Service interest rate for valuing remainder interests shall be used in determining the lump sum equivalent of such difference.

(e) In the event that Executive becomes entitled to any payments provided under this Paragraph 3 (the "Severance Payments"), and if any of the Severance Payments or any other payments or benefits to which Executive is then entitled (the "Other Payments") will be subject to excise tax imposed under Section 4999 of the Internal Revenue Code (the "Excise Tax"), Bank shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments and the Other Payments and any federal, state and local income tax, employment tax and Excise Tax upon the payment provided for by this Paragraph 3, shall be equal to the Severance Payments and the Other Payments.

(iii) In the event that Executive terminates Executive's employment at any time after twelve (12) months following a Change of Control for other than Good Reason, or Good Reason is alleged but ultimately determined, pursuant to Paragraph 2(vi), to be not justifiable, then

(a) On or before Executive's last day of employment with Bank, Bank shall pay to Executive, as compensation for services rendered to Bank, a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the highest annual compensation paid to Executive by Bank for any of the two (2) calendar years ending with the year of Executive's termination, provided that, at the option of Executive, the cash amount required to be paid hereby shall be paid in equal monthly installments over the twelve (12) months succeeding the Date of Termination, payable on the first (1st) day of each such month. For purposes of this Paragraph 3(iii), highest annual compensation shall include only base salary and cash bonuses paid to Executive.

(b) In addition to the benefits to which Executive is entitled under the retirement plans or programs of Bank in effect as of the date first above written or any successor plans or programs in effect on the Date of Termination of Executive's employment, Bank shall pay Executive a cash amount equal to the value of the prorata portion of the current year plus one (1) additional year of contribution to the Bank's retirement plans determined as if the Executive were still employed and based upon the Executive's base salary rate in effect on the Date of Termination.

(c) Bank shall maintain in full force and effect, for the continued benefit of Executive, for a one (1) year period after the Date of Termination, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Bank shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs.

4. LITIGATION-OBLIGATIONS-SUCCESSORS: If litigation or an arbitration proceeding shall be brought to challenge, enforce or interpret any provision contained in this Agreement, Bank hereby agrees to indemnify Executive for Executive's reasonable attorney's fees and disbursements incurred in such litigation or arbitration. Further, Bank agrees to make reasonable advances to Executive from time to time for such fees and disbursements as they are incurred.

(i) Bank's obligation to pay Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which Bank may have against Executive or anyone else. All amounts payable by Bank under this Agreement shall be paid without notice or demand. Except as expressly provided in Paragraph 2(vi), each and every payment made hereunder by Bank shall be final and Bank will not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto for any reason whatsoever. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(ii) Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank, or either one of them, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Bank in the same amount and on the same terms as Executive would be entitled under this Agreement if Executive had terminated Executive's employment for Good Reason, pursuant to Paragraph 2(ii) above, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the "Date of Termination". As used in this Agreement, "Bank" shall mean Bank as hereinbefore defined and any successor to its respective business and/or assets, as aforesaid, which executes and delivers the Agreement provided for in this Paragraph 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Mr. Ronald M. Bentley
30 Springfield Drive
Voorheesville, New York 12186

If to Bank:	Chemung Canal Trust Company
One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902-1522

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6. MODIFICATION-WAIVERS-APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and on behalf of Bank by such officer as may be specifically designated by the Board of Directors of Bank. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

7. INVALIDITY-ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8. POST CHANGE OF CONTROL TERM: The terms of this Agreement will expire three (3) years following the date of the Change of Control.

9. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there is no such designee, to Executive's estate.

10. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

11. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a Panel of three (3) arbitrators in Elmira, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, but excluding attorneys' fees and other expenses of the parties, in such proportions as the arbitrators deem just.

12. REGULATORY AND OTHER PROCEEDINGS: The provisions of this Paragraph 12 shall control as to continuing rights and obligations under this Agreement, notwithstanding any other provision of this Agreement, for as long as Bank shall be regulated by the Federal Deposit Insurance Corporation ("FDIC"), the New York State Banking Department or any other federal or state banking agency.

(i) All obligations under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation thereof is necessary for the continued operation of Bank at the time the FDIC enters into an agreement to provide assistance to or on behalf of Bank, or approves a supervisory merger to resolve problems related to the operation of Bank, or when Bank is determined by the FDIC to be in an unsafe or unsound condition, provided that any rights of the parties that have already vested shall not be affected by such action.

(ii) In the event that any Severance Benefits to be paid to Executive by Bank pursuant to this Agreement are determined by the FDIC, or any other federal or state banking agency, to be excessive, or the payment of which is determined by any such federal or state banking agency to be an unsafe or unsound practice pursuant to the Interagency Guidelines Establishing Standards for Safety and Soundness, or any other applicable federal or state law, rule or regulation, Bank shall be relieved of all obligations under this Agreement to pay or provide Executive with such Severance Benefits.

The payment, accrual or vesting of any Severance Benefits to be paid Executive pursuant to this Agreement shall be suspended in the event Bank receives any notice from any federal or state banking agency indicating an intent to issue an order or directive requiring Bank to take prompt, corrective action or to take or refrain from taking any action.

(iii) Bank shall be relieved of all obligations to Executive under this Agreement with respect to any Severance Benefit that the FDIC or any other federal banking agency, or an opinion of Bank's counsel, determines to be a benefit or payment prohibited under Part 359 of Title 12 of the Code of Federal Regulations, except to the extent that such Severance Benefit may be paid or provided to Executive pursuant to and consistent with that Part 359. In the event that Bank's counsel determines that any Severance Benefit under this Agreement constitutes a payment or benefit, the payment of which would be prohibited under Part 359 of Title 12 of the Code of Federal Regulations, Bank shall provide Executive with written notice of the determination of counsel within five (5) business days of Bank's notice of such determination.

(iv) In the event that the FDIC, or any other federal or state banking agency, terminates or requires Bank, by order or directive, to terminate Executive, Bank shall be relieved of all obligations under this Agreement with respect to Severance Benefits to be paid hereunder. Should the FDIC, or any other federal or state banking agency that required Executive's dismissal, grant Executive's request for, or otherwise permit or allow Executive's, reinstatement with Bank, Bank shall reassume all of its obligations to pay Severance Benefits under this Agreement as if the period of dismissal had not occurred.

The payment, accrual or vesting of any Severance Benefits to be paid Executive pursuant to this Agreement shall be suspended in the event Bank receives any notice from any federal or state banking agency indicating an intent to dismiss, or to issue an order or directive requiring Bank to dismiss, Executive.

(v) All obligations under this Agreement with respect to Severance Benefits to be paid Executive by Bank shall be otherwise subject to and conditioned upon Bank's satisfaction of, and compliance with, all applicable state and federal laws, regulations, rules and orders applicable to Bank, notwithstanding the vesting of any of the Severance Benefits hereunder. Bank shall be relieved of all obligations under this Agreement to the extent that performance or satisfaction of such obligations would violate or be inconsistent with any federal or state law, rule or regulation, any order, directive or notice from a federal or state banking agency, or any formal or informal agreement, safety and soundness compliance plan or other agreement or plan entered into between Bank and any federal or state banking agency.

13. NO RIGHT TO CONTINUE EMPLOYMENT: This Agreement shall not give Executive any right to remain in the employment of the Bank. Subject to the severance provisions in the event of a Change of Control or in any other written agreement between Bank and Executive, the Bank reserves the right to terminate Executive's employment at any time.

14. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties hereto, with respect to the subject matter hereof, and shall supersede any prior agreements or understandings among the parties, with respect to such subject matter.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, all of which shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

CHEMUNG CANAL TRUST COMPANY,
By /s/ Jan P. Updegraff
Jan P. Updegraff
Vice-Chairman and Chief Executive Officer

/s/ Ronald M. Bentley L.S.
Ronald M. Bentley